News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com

AMGEN REPORTS THIRD QUARTER 2018 FINANCIAL RESULTS

THOUSAND OAKS, Calif. (Oct. 30, 2018) - Amgen (NASDAQ:AMGN) today announced financial results for the third quarter of 2018. Key results include:

•	Total revenues increased 2 percent versus the third quarter of 2017 to $5.9 billion.

◦
Product sales grew 1 percent globally. New and recently launched products including Repatha® (evolocumab), Prolia® (denosumab), KYPROLIS® (carfilzomib) and XGEVA® (denosumab) showed double-digit growth.

•	GAAP earnings per share (EPS) increased 4 percent to $2.86 driven by higher total revenues, a lower tax rate and lower weighted-average shares outstanding.

◦	GAAP operating income decreased 5 percent to $2.3 billion and GAAP operating margin decreased 2.5 percentage points to 42.2 percent.

•	Non-GAAP EPS increased 13 percent to $3.69 driven by higher total revenues, a lower tax rate and lower weighted-average shares outstanding.

◦	Non-GAAP operating income decreased 2 percent to $3.0 billion and non-GAAP operating margin decreased 1.7 percentage points to 53.9 percent.

•	2018 EPS guidance revised to $12.23-$12.55 on a GAAP basis and $14.00-$14.25 on a non-GAAP basis; total revenues guidance revised to $23.2-$23.5 billion.

•	The Company generated $3.1 billion of free cash flow in the third quarter of 2018 versus $3.3 billion in the third quarter of 2017.
"We are in the early stages of launching several new products that offer innovative solutions for patients suffering from serious diseases," said Robert A. Bradway, chairman and chief executive officer. "Our newer products continue to deliver strong growth in unit volumes.”

$Millions, except EPS and percentages	Q3'18	Q3'17	YOY Δ
Total Revenues	$5,904	$5,773	2%
GAAP Operating Income	$2,323	$2,439	(5)%
GAAP Net Income	$1,859	$2,021	(8)%
GAAP Earnings Per Share	$2.86	$2.76	4%
Non-GAAP Operating Income	$2,971	$3,033	(2)%
Non-GAAP Net Income	$2,392	$2,399	—%
Non-GAAP EPS	$3.69	$3.27	13%
References in this release to “non-GAAP” measures, measures presented “on a non-GAAP basis” and to “free cash flow” (computed by subtracting capital expenditures from operating cash flow) refer to non-GAAP financial measures. Adjustments to the most directly comparable GAAP financial measures and other items are presented on the attached reconciliations.

AMGEN REPORTS THIRD QUARTER 2018 FINANCIAL RESULTS

Product Sales Performance

•	Total product sales increased 1 percent for the third quarter of 2018 versus the third quarter of 2017.

•	Repatha sales increased 35 percent driven primarily by higher unit demand, offset partially by lower net selling price.

•	Prolia sales increased 15 percent driven by higher unit demand.

•	KYPROLIS sales increased 12 percent driven by higher unit demand, offset partially by lower net selling price.

•	XGEVA sales increased 12 percent driven by higher unit demand.

•	BLINCYTO® (blinatumomab) sales increased 12 percent driven by higher unit demand.

•	Nplate® (romiplostim) sales increased 11 percent driven by higher unit demand.

•	Vectibix® (panitumumab) sales increased 8 percent driven by higher unit demand, offset partially by lower net selling price.

•	Parsabiv® (etelcalcetide) was launched in the U.S. in the first quarter of 2018 and sales grew 40 percent sequentially in the third quarter.

•	Aimovig® (erenumab-aooe) was launched in the U.S. in the second quarter of 2018 and generated $22 million in sales in the third quarter.

•	EPOGEN® (epoetin alfa) sales decreased 5 percent driven by lower net selling price.

•	Enbrel® (etanercept) sales decreased 5 percent driven by lower unit demand and, to a lesser extent, lower net selling price, offset partially by favorable changes in accounting estimates.

•	Neulasta® (pegfilgrastim) sales decreased 6 percent driven by lower net selling price, lower unit demand and favorable prior-period changes in accounting estimates.

•	Aranesp® (darbepoetin alfa) sales decreased 8 percent driven primarily by the impact of competition on unit demand.

•	Sensipar/Mimpara® (cinacalcet) sales decreased 11 percent driven primarily by lower unit demand, which was due to continued adoption of Parsabiv in the U.S.

•	NEUPOGEN® (filgrastim) sales decreased 38 percent driven by lower unit demand and, to a lesser extent, lower net selling price, which the Company believes is a function of competition.

AMGEN REPORTS THIRD QUARTER 2018 FINANCIAL RESULTS

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q3'18			Q3'17	YOY Δ
	US	ROW	TOTAL	TOTAL	TOTAL
Repatha®	$72	$48	$120	$89	35%
Prolia®	354	178	532	464	15%
KYPROLIS®	142	90	232	207	12%
XGEVA®	323	110	433	387	12%
BLINCYTO®	33	25	58	52	12%
Nplate®	107	70	177	159	11%
Vectibix®	71	110	181	168	8%
Parsabiv®	92	10	102	2	*
Aimovig®	22	—	22	—	*
EPOGEN®	252	—	252	264	(5)%
Enbrel®	1,242	50	1,292	1,363	(5)%
Neulasta®	897	154	1,051	1,123	(6)%
Aranesp®	248	229	477	516	(8)%
Sensipar®/Mimpara®	330	79	409	457	(11)%
NEUPOGEN®	52	33	85	138	(38)%
Other**	23	64	87	64	36%
Total product sales	$4,260	$1,250	$5,510	$5,453	1%

* Change in excess of 100%
** Other includes Bergamo, MN Pharma, IMLYGIC®, Corlanor® and KANJINTI™
KANJINTI™ trade name is provisionally approved by the FDA.
Operating Expense, Operating Margin and Tax Rate Analysis
On a GAAP basis:

•
Total Operating Expenses increased 7 percent. All expense categories reflect savings from our transformation and process improvement efforts. Cost of Sales margin increased by 0.6 points due to higher manufacturing costs and higher acquisition-related intangibles amortization, offset partially by lower royalty cost and the favorable comparison to Hurricane Maria-related charges in Q3 2017. Research & Development (R&D) increased 6 percent driven by spending in late and early-stage programs, offset partially by decreased spending to support marketed products. Selling, General & Administrative (SG&A) expenses increased 11 percent due to investments in product launches and marketed product support. Other operating expenses increased primarily due to higher impairment-related charges associated with intangible assets acquired in business combinations.

•	Operating Margin decreased by 2.5 percentage points to 42.2 percent.

•	Tax Rate decreased by 3.9 percentage points due to the impacts of U.S. corporate tax reform.
On a non-GAAP basis:

•
Total Operating Expenses increased 7 percent. All expense categories reflect savings from our transformation and process improvement efforts. Cost of Sales margin increased by 0.3 points due to higher manufacturing cost, offset partially by lower royalty cost and the favorable comparison to Hurricane Maria-related charges in Q3 2017. R&D increased 6 percent driven by spending in late and early-stage programs, offset partially by decreased spending to support marketed products. SG&A expenses increased 11 percent due to investments in product launches and marketed product support.

AMGEN REPORTS THIRD QUARTER 2018 FINANCIAL RESULTS

•	Operating Margin decreased by 1.7 percentage points to 53.9 percent.

•	Tax Rate decreased by 6.4 percentage points due to the impacts of U.S. corporate tax reform.

$Millions, except percentages	GAAP			Non-GAAP
	Q3'18	Q3'17	YOY Δ	Q3'18	Q3'17	YOY Δ
Cost of Sales	$1,037	$990	5%	$759	$735	3%
% of product sales	18.8%	18.2%	0.6 pts.	13.8%	13.5%	0.3 pts.
Research & Development	$926	$877	6%	$906	$858	6%
% of product sales	16.8%	16.1%	0.7 pts.	16.4%	15.7%	0.7 pts.
Selling, General & Administrative	$1,293	$1,170	11%	$1,268	$1,147	11%
% of product sales	23.5%	21.5%	2 pts.	23.0%	21.0%	2 pts.
Other	$325	$297	9%	$—	$—	NM
TOTAL Operating Expenses	$3,581	$3,334	7%	$2,933	$2,740	7%

Operating Margin
operating income as % of product sales	42.2%	44.7%	(2.5) pts.	53.9%	55.6%	(1.7) pts.

Tax Rate	11.2%	15.1%	(3.9) pts.	13.0%	19.4%	(6.4) pts.

NM: Not Meaningful
pts: percentage points
Cash Flow and Balance Sheet

•	The Company generated $3.1 billion of free cash flow in the third quarter of 2018 versus $3.3 billion in the third quarter of 2017 with the decrease driven by timing of tax payments.

•	The Company's third quarter 2018 dividend of $1.32 per share was declared on July 31, 2018, was paid on Sept. 7, 2018, to all stockholders of record as of Aug. 17, 2018.

•
During the third quarter, the Company repurchased 8.7 million shares of common stock at a total cost of $1.7 billion. At the end of the third quarter, the Company had $3.7 billion remaining under its stock repurchase authorization.

$Billions, except shares	Q3'18	Q3'17	YOY Δ
Operating Cash Flow	$3.3	$3.5	$(0.2)
Capital Expenditures	0.2	0.2	0.0
Free Cash Flow	3.1	3.3	(0.2)
Dividends Paid	0.9	0.8	0.0
Share Repurchase	1.7	0.8	0.9
Average Diluted Shares (millions)	649	733	(84)

Cash and Investments	29.9	41.4	(11.4)
Debt Outstanding	34.4	35.8	(1.3)
Stockholders' Equity	14.3	32.2	(17.9)

Note: Numbers may not add due to rounding

AMGEN REPORTS THIRD QUARTER 2018 FINANCIAL RESULTS

2018 Guidance
For the full year 2018, the Company now expects:

•	Total revenues in the range of $23.2 billion to $23.5 billion.

◦	Previously, the Company expected total revenues in the range of $22.5 billion to $23.2 billion.

•	On a GAAP basis, EPS in the range of $12.23 to $12.55 and a tax rate in the range of 12.5 percent to 13.5 percent.

◦	Previously, the Company expected GAAP EPS in the range of $11.83 to $12.62. Tax rate guidance is unchanged.

•	On a non-GAAP basis, EPS in the range of $14.00 to $14.25 and a tax rate in the range of 13.5 percent to 14.5 percent.

◦	Previously, the Company expected non-GAAP EPS in the range of $13.30 to $14.00. Tax rate guidance is unchanged.

•	Capital expenditures to be approximately $700 million.

Third Quarter Product and Pipeline Update
The Company provided the following updates on selected product and pipeline programs:
KYPROLIS

•
In October, the U.S. Food and Drug Administration (FDA) approved the supplemental New Drug Application to expand the Prescribing Information to include a once-weekly dosing option for KYPROLIS (20/70 mg/m2) in combination with dexamethasone for patients with relapsed or refractory multiple myeloma.

BLINCYTO

•	In September, the Japanese Ministry of Health, Labour and Welfare granted marketing approval for the treatment of relapsed or refractory B-cell acute lymphoblastic leukemia (ALL).

•
In August, the European Commission (EC) approved an expanded indication for BLINCYTO as monotherapy for the treatment of pediatric patients aged one year or older with Philadelphia chromosome-negative CD19 positive B-cell precursor ALL, which is refractory or in relapse after receiving at least two prior therapies or in relapse after receiving prior allogeneic hematopoietic stem cell transplantation.

Aimovig

•	In July, the EC approved Aimovig for the prevention of migraine in adults experiencing four or more migraine days per month.
Repatha

•	In July, the National Drug Administration of China approved Repatha for the treatment of adults and adolescents over 12 years old with homozygous familial hypercholesterolemia.
Tezepelumab

•	In September, the FDA granted Breakthrough Therapy Designation for tezepelumab in patients with severe asthma without an eosinophilic phenotype.

Aimovig is developed in collaboration with Novartis.
Tezepelumab is developed in collaboration with AstraZeneca.

AMGEN REPORTS THIRD QUARTER 2018 FINANCIAL RESULTS

Non-GAAP Financial Measures
In this news release, management has presented its operating results for the third quarters of 2018 and 2017, in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on a non-GAAP basis. In addition, management has presented its full year 2018 EPS and tax rate guidance in accordance with GAAP and on a non-GAAP basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, restructuring and certain other items from the related GAAP financial measures. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the news release. Management has also presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the third quarters of 2018 and 2017. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP.
The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s ongoing business activities by facilitating comparisons of results of ongoing business operations among current, past and future periods. The Company believes that FCF provides a further measure of the Company’s liquidity.
The Company uses the non-GAAP financial measures set forth in the news release in connection with its own budgeting and financial planning internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
About Amgen
Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.
Amgen focuses on areas of high unmet medical need and leverages its expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world’s leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.
For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.
Forward-Looking Statements
This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions. In addition, sales of our products

AMGEN REPORTS THIRD QUARTER 2018 FINANCIAL RESULTS

are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of new indications for existing products will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors, customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to acquire other companies or products and to integrate the operations of companies we have acquired may not be successful. A breakdown, cyberattack or information security breach could compromise the confidentiality, integrity and availability of our systems and our data. Our stock price may be volatile and may be affected by a number of events. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

###

CONTACT: Amgen, Thousand Oaks
Trish Hawkins, 805-447-5631 (media)
Arvind Sood, 805-447-1060 (investors)

AMGEN REPORTS THIRD QUARTER 2018 FINANCIAL RESULTS

Amgen Inc.
Consolidated Statements of Income - GAAP
(In millions, except per-share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Revenues:
Product sales	$5,510	$5,453	$16,532	$16,226
Other revenues	394	320	985	821
Total revenues	5,904	5,773	17,517	17,047

Operating expenses:
Cost of sales	1,037	990	3,005	3,010
Research and development	926	877	2,555	2,519
Selling, general and administrative	1,293	1,170	3,773	3,443
Other	325	297	303	347
Total operating expenses	3,581	3,334	9,636	9,319

Operating income	2,323	2,439	7,881	7,728

Interest expense, net	355	325	1,040	972
Interest and other income, net	126	267	519	627

Income before income taxes	2,094	2,381	7,360	7,383

Provision for income taxes	235	360	894	1,140

Net income	$1,859	$2,021	$6,466	$6,243

Earnings per share:
Basic	$2.88	$2.78	$9.67	$8.52
Diluted	$2.86	$2.76	$9.61	$8.46

Weighted-average shares used in calculation of earnings per share:
Basic	645	728	669	733
Diluted	649	733	673	738

AMGEN REPORTS THIRD QUARTER 2018 FINANCIAL RESULTS

Amgen Inc.
Consolidated Balance Sheets - GAAP
(In millions)

	September 30, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and marketable securities	$29,921	$41,678
Trade receivables, net	3,441	3,237
Inventories	3,017	2,834
Other current assets	1,941	1,727
Total current assets	38,320	49,476

Property, plant and equipment, net	4,899	4,989
Intangible assets, net	7,782	8,609
Goodwill	14,684	14,761
Other assets	1,648	2,119
Total assets	$67,333	$79,954

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$7,355	$7,868
Current portion of long-term debt	5,077	1,152
Total current liabilities	12,432	9,020

Long-term debt	29,350	34,190
Long-term deferred tax liabilities	978	1,166
Long-term tax liabilities	8,832	9,099
Other noncurrent liabilities	1,392	1,238
Total stockholders’ equity	14,349	25,241
Total liabilities and stockholders’ equity	$67,333	$79,954

Shares outstanding	640	722

AMGEN REPORTS THIRD QUARTER 2018 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(Dollars in millions)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
GAAP cost of sales	$1,037	$990	$3,005	$3,010
Adjustments to cost of sales:
Acquisition-related expenses (a)	(278)	(255)	(823)	(883)
Total adjustments to cost of sales	(278)	(255)	(823)	(883)
Non-GAAP cost of sales	$759	$735	$2,182	$2,127

GAAP cost of sales as a percentage of product sales	18.8%	18.2%	18.2%	18.6%
Acquisition-related expenses (a)	-5.0	-4.7	-5.0	-5.5
Non-GAAP cost of sales as a percentage of product sales	13.8%	13.5%	13.2%	13.1%

GAAP research and development expenses	$926	$877	$2,555	$2,519
Adjustments to research and development expenses:
Acquisition-related expenses (a)	(19)	(19)	(59)	(57)
Certain net charges pursuant to our restructuring initiative	(1)	—	(1)	(5)
Total adjustments to research and development expenses	(20)	(19)	(60)	(62)
Non-GAAP research and development expenses	$906	$858	$2,495	$2,457

GAAP research and development expenses as a percentage of product sales	16.8%	16.1%	15.5%	15.5%
Acquisition-related expenses (a)	-0.4	-0.4	-0.4	-0.4
Certain net charges pursuant to our restructuring initiative	0.0	0.0	0.0	0.0
Non-GAAP research and development expenses as a percentage of product sales	16.4%	15.7%	15.1%	15.1%

GAAP selling, general and administrative expenses	$1,293	$1,170	$3,773	$3,443
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (a)	(20)	(22)	(65)	(79)
Certain net charges pursuant to our restructuring initiative	(5)	(1)	(8)	(1)
Other	—	—	—	(3)
Total adjustments to selling, general and administrative expenses	(25)	(23)	(73)	(83)
Non-GAAP selling, general and administrative expenses	$1,268	$1,147	$3,700	$3,360

GAAP selling, general and administrative expenses as a percentage of product sales	23.5%	21.5%	22.8%	21.2%
Acquisition-related expenses (a)	-0.4	-0.5	-0.4	-0.5
Certain net charges pursuant to our restructuring initiative	-0.1	0.0	0.0	0.0
Other	0.0	0.0	0.0	0.0
Non-GAAP selling, general and administrative expenses as a percentage of product sales	23.0%	21.0%	22.4%	20.7%

GAAP operating expenses	$3,581	$3,334	$9,636	$9,319
Adjustments to operating expenses:
Adjustments to cost of sales	(278)	(255)	(823)	(883)
Adjustments to research and development expenses	(20)	(19)	(60)	(62)
Adjustments to selling, general and administrative expenses	(25)	(23)	(73)	(83)
Certain net charges pursuant to our restructuring initiative (b)	2	(10)	8	(56)
Certain other expenses	—	—	(25)	—
Acquisition-related adjustments (c)	(327)	(287)	(286)	(291)
Total adjustments to operating expenses	(648)	(594)	(1,259)	(1,375)
Non-GAAP operating expenses	$2,933	$2,740	$8,377	$7,944

GAAP operating income	$2,323	$2,439	$7,881	$7,728
Adjustments to operating expenses	648	594	1,259	1,375
Non-GAAP operating income	$2,971	$3,033	$9,140	$9,103

GAAP operating income as a percentage of product sales	42.2%	44.7%	47.7%	47.6%
Adjustments to cost of sales	5.0	4.7	5.0	5.5
Adjustments to research and development expenses	0.4	0.4	0.4	0.4
Adjustments to selling, general and administrative expenses	0.5	0.5	0.4	0.5
Certain net charges pursuant to our restructuring initiative (b)	-0.1	0.1	0.0	0.3

AMGEN REPORTS THIRD QUARTER 2018 FINANCIAL RESULTS

Certain other expenses	0.0	0.0	0.1	0.0
Acquisition-related adjustments (c)	5.9	5.2	1.7	1.8
Non-GAAP operating income as a percentage of product sales	53.9%	55.6%	55.3%	56.1%

GAAP interest and other income, net	$126	$267	$519	$627
Adjustments to other income (d)	7	—	(68)	—
Non-GAAP interest and other income, net	$133	$267	$451	$627

GAAP income before income taxes	$2,094	$2,381	$7,360	$7,383
Adjustments to operating expenses	648	594	1,259	1,375
Adjustments to other income (d)	7	—	(68)	—
Non-GAAP income before income taxes	$2,749	$2,975	$8,551	$8,758

GAAP provision for income taxes	$235	$360	$894	$1,140
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (e)	147	204	285	440
Other income tax adjustments (f)	(25)	12	(15)	36
Total adjustments to provision for income taxes	122	216	270	476
Non-GAAP provision for income taxes	$357	$576	$1,164	$1,616

GAAP tax as a percentage of income before taxes	11.2%	15.1%	12.1%	15.4%
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (e)	2.7	3.9	1.7	2.6
Other income tax adjustments (f)	-0.9	0.4	-0.2	0.5
Total adjustments to provision for income taxes	1.8	4.3	1.5	3.1
Non-GAAP tax as a percentage of income before taxes	13.0%	19.4%	13.6%	18.5%

GAAP net income	$1,859	$2,021	$6,466	$6,243
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect	508	390	906	935
Other income tax adjustments (f)	25	(12)	15	(36)
Total adjustments to net income	533	378	921	899
Non-GAAP net income	$2,392	$2,399	$7,387	$7,142

AMGEN REPORTS THIRD QUARTER 2018 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(In millions, except per-share data)
(Unaudited)

The following table presents the computations for GAAP and non-GAAP diluted EPS:

	Three months ended September 30, 2018		Three months ended September 30, 2017
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$1,859	$2,392	$2,021	$2,399
Weighted-average shares for diluted EPS	649	649	733	733
Diluted EPS	$2.86	$3.69	$2.76	$3.27

	Nine months ended September 30, 2018		Nine months ended September 30, 2017
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$6,466	$7,387	$6,243	$7,142
Weighted-average shares for diluted EPS	673	673	738	738
Diluted EPS	$9.61	$10.98	$8.46	$9.68

(a)	The adjustments related primarily to non-cash amortization of intangible assets acquired in business combinations.

(b)	For the nine months ended September 30, 2017, the adjustment related primarily to severance expenses associated with our restructuring initiative.

(c)	The adjustments related primarily to impairments of intangible assets acquired in business combinations.

(d)	For the nine months ended September 30, 2018, the adjustment related to the net gain associated with the Kirin-Amgen share acquisition.

(e)
The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including restructuring expense, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rates for the adjustments to our GAAP income before income taxes, for the three and nine months ended September 30, 2018, were 22.4% and 23.9%, compared with 34.3% and 32.0% for the corresponding periods of the prior year.

(f)	The adjustments related primarily to certain acquisition items and prior period items excluded from GAAP earnings.

AMGEN REPORTS THIRD QUARTER 2018 FINANCIAL RESULTS

Amgen Inc.
Reconciliations of Cash Flows
(In millions)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Net cash provided by operating activities	$3,273	$3,454	$8,102	$8,165
Net cash provided by (used in) investing activities	1,132	(1,976)	18,976	(3,946)
Net cash used in financing activities	(2,580)	(1,107)	(18,922)	(4,460)
Increase (decrease) in cash and cash equivalents	1,825	371	8,156	(241)
Cash and cash equivalents at beginning of period	10,131	2,629	3,800	3,241
Cash and cash equivalents at end of period	$11,956	$3,000	$11,956	$3,000

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Net cash provided by operating activities	$3,273	$3,454	$8,102	$8,165
Capital expenditures	(171)	(158)	(513)	(511)
Free cash flow	$3,102	$3,296	$7,589	$7,654

AMGEN REPORTS THIRD QUARTER 2018 FINANCIAL RESULTS

Reconciliation of GAAP EPS Guidance to Non-GAAP
EPS Guidance for the Year Ending December 31, 2018
(Unaudited)

GAAP diluted EPS guidance	$12.23	—	$12.55
Known adjustments to arrive at non-GAAP*:
Acquisition-related expenses (a)		1.69
Restructuring charges	0.00	—	0.07
Certain other expenses		0.03
Tax adjustments (b)		(0.02)
Non-GAAP diluted EPS guidance	$14.00	—	$14.25

* The known adjustments are presented net of their related tax impact, which amount to approximately $0.55 per share, in the aggregate.

(a) The adjustments relate primarily to non-cash amortization of intangible assets acquired in business combinations.

(b) The adjustments relate primarily to certain acquisition-related items and prior period items excluded from GAAP earnings.

Our GAAP diluted EPS guidance does not include the effect of GAAP adjustments triggered by events that may occur subsequent to this press release such as acquisitions, asset impairments, litigation and changes in the fair value or our contingent consideration.

Reconciliation of GAAP Tax Rate Guidance to Non-GAAP
Tax Rate Guidance for the Year Ending December 31, 2018
(Unaudited)

GAAP tax rate guidance	12.5%	—	13.5%
Tax rate of known adjustments discussed above		1.0%
Non-GAAP diluted EPS guidance	13.5%	—	14.5%